Exhibit 10.14

PROMISSORY NOTE

$525,000.00	January 1, 2007

FOR VALUE RECEIVED, COMPUTER SOFTWARE INNOVATIONS, INC., a South Carolina corporation (“Maker”), promises to pay to the order of MCALEER COMPUTER ASSOCIATES, INC., an Alabama corporation (“Holder”), the sum of Five Hundred Twenty-Five Thousand and No/100 Dollars ($525,000.00) due and payable in equal quarterly installments of $26,250.00 commencing on March 1, 2007, and continuing on each June 1, September 1, December 1 and March 1 thereafter until paid in full on December 1, 2011, together with interest on the unpaid principal balance computed in arrears for each quarterly payment using three (3) month LIBOR as published in the Wall Street Journal in effect on the first business day at the beginning of such quarter.

Payment may be made, in whole or in part, on this Note before the due date of the Note without notice, premium, or penalty.

Any interest not paid when due shall bear interest at the same rate as principal.

All installments of principal and all interest are payable in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment; and in the event (a) default be made in the payment of any interest or principal as hereinabove provided, or in the payment of any other sums payable pursuant to the terms of this Note, (b) the voluntary filing of a petition by Maker of this Note under the provisions of any state insolvency law or under the provisions of the Federal Bankruptcy Act, (c) entry of an order, judgment or decree declaring the Maker of this Note bankrupt or appointing a receiver of its or their assets in any proceeding instituted by a third party, or (d) any assignment by the Maker of this Note for the benefit of its creditors, then or at any time thereafter, the whole of the principal sum then remaining unpaid hereunder, together with all interest accrued thereon, shall, at the option of the Holder of this Note, become due and payable immediately upon delivery of written notice to Maker of Holder’s election to exercise such option.

If this Note is placed in the hands of an attorney for collection or is collected through any legal proceedings, the Maker promises to pay to the extent permitted by law, a reasonable attorney’s fee.

Maker waives presentment, protest and demand, notice of protest, demand and dishonor of this Note, and consents to any and all renewals and extensions of the time of payment hereof.

None of the rights and remedies of the Holder hereunder are to be waived or affected by failure or delay to exercise them. All remedies conferred on a holder of this Note under the Note or any other instrument or agreement shall be cumulative, and none is exclusive. Such remedies may be exercised concurrently or consecutively at the Holder’s option.

This Note shall be governed as to validity, interpretation, construction, effect, and in all other respects, by the laws and decisions of the State of South Carolina.

Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note or portion hereof shall be prohibited by or invalid under such law, such provision shall be ineffective to be extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

This Note is given for business purposes and is not a consumer credit instrument.

This Note is secured by a first priority Mortgage given by Maker to Holder simultaneously herewith on Maker’s property located at 3209 and 3213 Executive Park Circle, Mobile, Mobile County, Alabama.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:	/s/ Nancy K. Hedrick
Its:	President and CEO

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